EXHIBIT 16

[ARTHUR ANDERSEN LLP LETTERHEAD]

April 9, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Dear Sir/Madam:

We have read paragraphs 1, 2, 3, and 5 of Item 4 included in the Form 8–K dated April 5, 2002 of Clayton Williams Energy, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP